EXHIBIT 10.3

Hammer Publications/Lifestyles Press
Book Publishing Consultants
107 East Market Street, Greensboro, NC  27401
Toll-free 1-888-742-2155;Fax: 336-273-0821
Web: www.lifestylespress.com


To:  Mr. Lester L. Brown, LL Brown International, Inc.
From:  Steve Mundahl, writer
Date:  September 27, 1998
Re: Biography Writing Agreement

This is an agreement between Steven Mundahl, writer, 2412-G Lake Brandt Place, Greensboro, NC, 27455 and Mr. Lester L. Brown, VP of LL Brown International, Inc., 1107 S.W. Grady Way, Ste 106, Renton WA, 98055. The agreement sets forth conditions to write the biography/autobiography of Mr. Brown, client and the responsibilities of both parties.

1. The Client's book shall be written by Steven Mundahl only, unless the Writer is unable to complete the book due to illness or death. In such case, the following options may be exercised by the Client: a) an agreed upon time of delay can be exercised, or. b) Client may terminate this agreement if writer becomes insolvent or shall otherwise fail to perform substantially the agreement on his part. Upon and such termination of this agreement, writer shall return to client all materials, including copies of manuscript, edited and unedited text, interviews, dictation tapes, documentation, illustrations and photographs, within ten days. Writer's fee, if payable, shall be base on a fair valuation of work completed. This agreement shall not be assignable. In the case of illness or death of Client, once the execution of this agreement is in place, Client or heirs of Client are bound to the completion of the biography and the financial commitment of it.

2.Writer and Client will adhere as closely as possible to established and accepted deadlines for interviewing, writing, review and rewriting of text, until the completion of the work. Writer will provide a written calendar of deadlines and completion date within the first 30 days of this agreement. Writer agrees to provide a complete manuscript on or before January 1, 1999.

3. This agreement calls for the completed biography of the Client, to the Client's satisfaction. Although not limited to page size, recommended size of manuscript would be 250-300 pages.

4. Writer will provide Client an outline of the work. Once approved by Client, chapters shall follow the outline according to the calendar. The story will be taped during personal interview and telephone interviews with other parties as needed. Client will approve the biography chapter by chapter or as an entire manuscript, whichever preferred by Client. Client agrees that once approved, no major alterations of the writing will be made, or could be subject to a charge of $50/hour.

5. Client will hold Writer harmless of any liability of content from future complaint by Client or any future reader, as well as any named person or company within the text. Writer is not responsible for libel, false claims, exaggerated truths, plagiarism from another source, or any




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other  claim  dictated  to him by Client.  Client  agrees to  represent  himself against any future complaint or lawsuit that should arise from dictation and publication, holding the Writer and his company harmless in these actions.

6. Client will provide all information, documentation, illustrations and photographs to complete the work. Text and credits will credit the Client as Author (if work is done in the first person) and Writer's name will not appear on the front cover(unless the work is done in the third person). Client can have the book written in the "I" personage, or the "He" personage, whichever is preferred.

7. Writer will assume all typesetting, transcribing and writing expenses usual and customary. Client will assume al travel expenses by writer, as approved (see item8b). Writer is responsible for securing copyright for the work in the Client's name. Writer has no rights or ownership of this finished product unless dictated in writing from the Client as an addendum to this agreement. This is a "work for hire" agreement. The Client may wish to have Writer's company publish and market the biography, but is not required to do so, and is free to market the book to another publisher. All reprint rights, movie rights or foreign language rights are retained by Client. Regardless of place of physical execution, this contract shall be interpreted under the laws of the Arizona.

8. Compensation to Writer for this agreement is as follows:

     A.   Writing  fee shall be  $15,000.00.  Payment  of fees shall be 1/3 down
          ($3000) and 2,000 shares of LL Brown International, IPO at the execution of this agreement:1/3 down ($3000) and 2,000 shares of LL Brown International, Inc. IPO at the completion of the first manuscript draft; and the balance($3,000) and 2,000 shares of LL 'Brown International, Inc., shall be paid upon final acceptance of the manuscript. Payments should be made payable to: Steven Mundahl.

     B. Travel expenses incurred by the Writer to interview Client or be present for speaking engagements, etc., shall be made and /or approved by Client in addition to the writing fee above, and all expenses must be approved in advance.

9. Modification of this agreement requires the written consent of both parties. Signature of both parties and the payment of the first deposit to the Writer sets this agreement into action.


/s/ Lester L. Brown                    /s/ Steven Mundahl
-----------------------------------    ----------------------
Lester L. Brown, Client                Steven L. Mundahl, Writer

9/27/1998                               9/27/1998
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Date Signed                             Dated Signed